American Funds Corporate Bond Fund
May 31, 2016
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	1454
Class B	$-
Class C	$-
Class F-1	$-
Class F-2	$-
Total	1454
Class 529-A	$-
Class 529-B	$-
Class 529-C	$-
Class 529-E	$-
Class 529-F-1	$-
Class R-1	$-
Class R-2	$-
Class R-3	$-
Class R-4	$-
Class R-5	$-
Class R-5E	$-
Class R-6	$-
Total	0
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	0.29
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	5024
Class B	-
Class C	-
Class F-1	-
Class F-2	-
Total	5024
Class 529-A	-
Class 529-B	-
Class 529-C	-
Class 529-E	-
Class 529-F-1	-
Class R-1	-
Class R-2	-
Class R-3	-
Class R-4	-
Class R-5	-
Class R-5E	-
Class R-6	-
Total	0
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	10.27